Acquisition of Community Bank of South Florida, Inc. October 5, 2015 EXHIBIT 99.2

This presentation contains forward-looking statements, as defined by Federal Securities Laws, relating to present or future trends or factors affecting the operations, markets and products of CenterState Banks, Inc. (CSFL). These statements are provided to assist in the understanding of future financial performance. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to CSFL’s most recent Form 10-Q and Form 10-K filed with the Securities Exchange Commission. CSFL undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this presentation. Forward Looking Statement

Offices: 68 Assets: $4.4 billion Deposits: $3.6 billion Loans: $2.9 billion CSFL (57) CBKS(11) Tampa Jacksonville Orlando Winter Haven Miami Port St. Lucie Overview of Pro Forma Franchise Source: SNL Financial Financial data as of 6/30/15 Excludes purchase accounting adjustments and potential branch closures Includes all Florida headquartered institutions with total assets less than $20.0 bn; deposit market share data as of 6/30/15 Pro Forma Highlights (1) Further Central Florida market penetration Continued extension into the attractive South Florida market Strengthens position as Florida’s #2 community bank by deposit market share (2) Core deposit franchise with a strong DDA deposit base Ocala

Transaction Rationale

Strategic Rationale	• Greater Central Florida penetration and natural extension of the franchise along Florida's southeastern coast • Moves CenterState to the #7 Florida-based bank by deposit market share in the Miami MSA (~ $1.0 billion in deposits) and to the #1 market share in south Miami-Dade county • Mature franchise with strong core deposit base
Attractive Financial Returns	• Minimal tangible book value dilution and high single-digit EPS accretion • Internal rate of return greater than 20% • Deploy excess capital, while leaving pro forma company "well-capitalized" • Enhances profitability / efficiency metrics
Low Risk Profile	• Thorough due diligence • CenterState is an experienced acquiror and integrator • Talented and practiced credit review team

CenterState BANKS, INC.
COMMUNITY BANK OF FLORIDA
4

Strengthened Market Presence Source: SNL Financial Deposit data as of 6/30/15, pro forma for announced acquisitions South Miami-Dade includes zip codes: 33030, 33032, 33033, 33034, 33157 and 33187

Summary of Transaction Terms Acquiror: CenterState Banks, Inc. (Nasdaq: CSFL) Target: Community Bank of South Florida, Inc. (OTC Pink: CBKS) Transaction Value: (1) $66.6 million Fixed Consideration Mix: 50% Stock / 50% Cash Fixed Exchange Ratio for Stock Consideration: 0.9148x Per Share Cash Consideration: $13.31 Indicative Price Per Share: (2) $13.37 Valuation Multiples: Price / Tangible Book Value: 1.45x Price / LTM Core Pre Provision Earnings with Cost Saves: 9.3x (3) Core Deposit Premium: 6.0% Capital Raise: No additional capital required to complete the transaction Board Seats: None committed Required Approvals: Customary regulatory approval and approval of CBKS shareholders Expected Closing: Q1 2016 Outstanding options will be retired at close (2)Blended price per share based on CSFL’s stock price of $14.69 as of 10/5/15 and a cash payment of $13.31 per share (3)LTM core pre provision earnings with cost saves detailed on page 15

Transaction Assumptions Cost Savings: 35% cost savings fully phased-in Merger Related Expenses: $6.5 million after-tax Purchase Accounting Marks: Gross credit mark to loans of $15.3 million Gross credit mark to OREO of $2.1 million Gross mark to CDs of $0.4 million Gross positive mark to fixed assets of $6.3 million Revenue Synergies: None assumed Core Deposit Intangible: 1.5% of transaction accounts

Credit Due Diligence Experienced credit review team Completed due diligence on 29 banks since 2008 Completed 6 FDIC-assisted deals and 3 whole-bank deals through cycle All banks are outperforming their initial marks (FDIC Portfolio yielding 17%) Comprehensive review process for CBKS’ loans and OREO portfolios Reviewed 75% of the dollar balance of CBKS’ loan portfolio (100% of loans > $500,000) Reviewed 100% of all OREO properties, non-accruing loans and substandard loans Reviewed 99% of TDRs and 96% of all special mention loans Weighted average LTV of Real Estate loans reviewed is 63% Diligence Highlights CBKS Net Charge-Offs ($000s) Source: SNL Financial

Financial Impact High Single-Digit EPS Accretion Once Cost Savings Are Fully Phased-In Initial Tangible Book Value Dilution of Less Than 4% Earned Back Within 3.5 Years Internal Rate of Return Above 20% Strong Pro Forma Capital Ratios Capital Ratios Current Pro Forma at Close TCE / TA 10.0% 9.5% Tier 1 Leverage 10.4% 9.7% Total Risk-Based Ratio 15.7% 14.5% Transaction Impact

Transaction Summary Complements our existing franchise Overlap in existing markets Further extension into Southeastern Florida markets Financially beneficial to our shareholders with minimal risk High single-digit accretion with manageable tangible book value earnback period At 50% cash consideration, an attractive use of excess capital Mature franchise with strong core deposit base and solid fee income

Appendix

Community Bank of South Florida, Inc. Highlights Founded – 1973 Branches – 11 Headquarters in Homestead, FL Branches in: Miami-Fort Lauderdale-West Palm Beach MSA Key West MSA Lakeland-Winter Haven MSA Company Highlights Total Assets - $495 million Gross Loans - $339 million Total Deposits - $447 million Financial Highlights Source: SNL Financial Data as of 6/30/15 Demographic data weighted by county, pro forma for announced acquisitions Proj. ’20 Median HHI (%) ’15 – ’20 Proj. Pop. Growth (%)

Pro Forma Loan Composition CSFL MRQ CSFL Yield on Loans: 5.93% CBKS MRQ CBKS Yield on Loans: 5.28% Pro Forma Dollars in millions Source: SNL Financial Financial data as of or for the three months ended 6/30/15

Pro Forma Deposit Composition MRQ CSFL Cost of Deposits: 0.17% MRQ CBKS Cost of Deposits: 0.34% Dollars in millions Source: SNL Financial Financial data as of or for the three months ended 6/30/15; CBKS deposit composition data as of 7/31/15 Note: Core deposits defined as total deposits less jumbo time deposits greater than $100,000 CSFL CBKS Pro Forma

CBKS’ Core Earnings LTM Core Earnings Adjustments ($mm) Source: SNL Financial Assumes normalized tax rate of 35% Based on CBKS’ LTM non-interest expense of $18.9 million (1) (2)

Investor Contacts Ernie Pinner Executive Chairman esp@centerstatebank.com 863-419-7732 John Corbett President & Chief Executive Officer jcorbett@centerstatebank.com 863-294-6383 Jim Antal Chief Financial Officer jantal@centerstatebank.com 863-419-7775 Steve Young Treasurer Chief Operating Officer of Subsidiary Bank syoung@centerstatebank.com 863-294-8108